                                                        EXHIBIT 7
                                                        ---------



                        CSW CREDIT, INC.
                      AFFILIATED COMPANIES
                    FACTORING EXPENSE SAVINGS
              THREE MONTHS ENDED SEPTEMBER 30, 1995
                           (thousands)






                     20% Equity        5% Equity        Savings
                     ----------        ---------        -------

CPL                  $    2,704       $    2,020       $    684
PSO                       2,123            1,661            462
SWEPCO                    2,449            1,776            673
WTU                         943              719            224
TRANSOK                   1,592            1,190            402
                       --------         --------        -------
TOTAL                $    9,811        $   7,366       $  2,445
                       ========         ========        =======